Exhibit 99.2
Exterran Closes Debt Refinancing and Announces Stock Repurchase Program
HOUSTON, August 20, 2007 — Exterran Holdings, Inc. (NYSE: EXH) announced that, following the merger of Hanover Compressor Company and Universal Compression Holdings into Exterran today, Exterran has completed a refinancing of the outstanding debt of Hanover and Universal by closing two new debt facilities. Exterran entered into a $1.65 billion senior secured credit facility, consisting of an $850 million five-year revolving line of credit and an $800 million six-year term loan, with a syndicate of financial institutions as well as a $1.0 billion asset-backed securitization (ABS) facility. Initial borrowings under these facilities include approximately $65 million under the revolving line of credit, $800 million under the term loan and $400 million under the ABS facility. As a result of these new Exterran facilities, all of the debt of Universal and Hanover has been retired or refinanced, other than Hanover’s convertible debt securities, the credit facility of Exterran Partners, L.P. (formerly known as Universal Compression Partners, L.P.), and Hanover’s equipment trust notes. On Friday, August 17, 2007, Hanover called for redemption all $383 million aggregate principal amount of its equipment trust notes. Those notes will be refinanced with additional borrowings under Exterran’s new ABS facility.
“We are pleased by the strong market execution and attractive terms of these credit facilities, which we believe reflect the capital markets’ confidence in Exterran’s financial strength and business strategy,” said J. Michael Anderson, Exterran’s Senior Vice President and Chief Financial Officer. “This refinancing will provide Exterran with approximately $10 million to $12 million per year in ongoing interest expense savings, compared to the combined interest expense levels of Universal and Hanover today, and it gives Exterran the necessary financial flexibility to continue to pursue its business plan.”
The new credit facility was arranged by Wachovia Capital Markets, LLC and J.P. Morgan Securities, Inc., as Joint Lead Arrangers, Wachovia Bank, National Association, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent. Bank of America, N.A., Calyon New York Branch and Fortis Capital Corp. were Co-Documentation Agents. The new ABS facility was arranged and provided by Wachovia Capital Markets, LLC.

In conjunction with this debt refinancing, Exterran is expected to record during the third quarter of 2007 approximately $75 million, on a pretax basis, in debt extinguishment costs, including call premium, swap termination and write-off of unamortized debt issuance costs.
Stock Repurchase Program
Exterran also announced that its Board of Directors today authorized the repurchase of up to $200 million of Exterran’s common stock. This authorization extends until August 2009. Exterran intends to make purchases from time to time as market conditions warrant and hold the repurchased shares in treasury for general corporate purposes.
About Exterran
Exterran Holdings, Inc. is the global market leader in full service natural gas compression and a premier provider of sales, operations, maintenance, fabrication, service and equipment for oil and gas production, processing and transportation applications. Exterran serves customers across the energy spectrum—from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran and its 11,000 employees have operations in over 30 countries worldwide. For more information, visit www.exterran.com.
Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran’s control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, the refinancing plan with respect to the equipment trust notes, the expected ongoing interest expense savings as a result of the debt refinancing, the degree of financial flexibility and aid in the pursuit of Exterran’s business plan that the refinancing will provide and Exterran’s intentions with respect to acquiring its shares as part of the stock repurchase program. While Exterran believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the accuracy of the forward-looking information. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements include changes in Exterran’s credit rating and the factors that impact its credit rating, changes in the capital markets for both debt and equity, changes in prevailing interest rates and Exterran’s future performance.
These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Universal’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Amendment No. 1 thereto, Hanover’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Amendment No. 1 thereto, and those set forth from time to time in Exterran’s, Universal’s and Hanover’s filings with the Securities and Exchange Commission (“SEC”), which are currently available through www.universalcompression.com and www.hanover-co.com and will later be available at www.exterran.com. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.
For Exterran:
David Oatman, (713) 335-7460 (Investors)
Rick Goins, (832) 554-4918 (Media)